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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]

                               November 30, 2000

Neurocrine Biosciences, Inc.
10555 Science Center Drive
San Diego, California 92121

          Re: Registration Statement No. 333-47252; 3,450,000 shares of Common Stock, par value $0.001 per share
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Ladies and Gentlemen:

          In connection with the registration of 3,450,000 shares of common stock of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), par value $0.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company, on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on October 4, 2000 (File No. 333-47252), as amended by Amendment No. 1 filed with the Commission on November 8, 2000, as amended by Amendment No. 2 filed with the Commission on November 22, 2000, and as amended by Amendment No. 3 filed with the Commission on November 30, 2000 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
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LATHAM & WATKINS

Neurocrine Biosciences, Inc.
November 30, 2000
Page 2


          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                              Very truly yours,

                                 /s/ Latham & Watkins